Pricing Supplement Dated June 11, 2007	Rule 424 (b) (3)
(To Prospectus Dated January 19, 2006)	File No. 333-131150
GMAC LLC
Demand Notes — Floating Rate

Annual Yield:	5.75%

Effective Dates:	6-11-2007	through	6-17-2007